FORM 5

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    to Section 16. Form 4 or Form 5           |          OMB APPROVAL         |
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    Instructions 1(b).                        | OMB Number:          3235-0362|
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[X] Form 4 Transactions Reported              _________________________________

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

_______________________________________________________________________________
1. Name and Address of Reporting Person*

   Chaffin, Thomas F.
-----------------------------------------------------
   (Last)            (First)            (Middle)

   c/o Rosenblam, Parish & Isaacs
-----------------------------------------------------
                     (Street)

   160 West Santa Clara St., 15th Floor
   San Jose, CA 95113
-----------------------------------------------------
   (City)               (State)         (Zip)

_______________________________________________________________________________
2. Issuer Name and Ticker or Trading Symbol


   TMCI Electronics, Inc. (TMEI)

_______________________________________________________________________________
3. IRS or Social Security Number of Reporting Person (Voluntary)



_______________________________________________________________________________
4. Statement for Month/Year

   December 1997

_______________________________________________________________________________
5. If Amendment, Date of Original (Month/Year)



_______________________________________________________________________________
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [X] Director
   [ ] Officer (give title below)
   [ ] 10% Owner
   [ ] Other (specify below)


   --------------------------------------------------

_______________________________________________________________________________
7. Individual or Joint/Group Reporting
   (Check applicable line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

_______________________________________________________________________________

                    TABLE I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------
          1.                2.           3.                     4.                       5.           6.          7.
---------------------    --------    ----------   ------------------------------    -----------   ----------  ----------
                                                                                    Amount of
                                                                                    Securities    Owner-
                                                                                    Beneficially  ship
                         Trans-      Trans-          Securities Acquired (A)        Owned at      Form:
                         action      action          or Disposed of (D)             End of        Direct      Nature of
                         Date        Code            (Instr. 3, 4 and 5)            Issuers       (D) or      Indirect
Title of                 (Month/     (Instr. 8)   ----------------------------      Fiscal Year   Indirect    Beneficial
Security                  Day/       ----------     Amount    (A) or    Price       (Instr.       (I)         Ownership
(Instr. 3)                Year)      Code   V                   (D)                 3 and 4)      (Instr. 4)  (Instr. 4)
---------------------    --------    ----  ----   -----------  ------  ---------    -----------   ----------  ----------
------------------------------------------------------------------------------------------------------------------------

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* If the form is filed by more than one reporting person, see instruction 4(b)(v).

                                                                                                                  (Over)
                                                                                                         SEC 2270 (7-96)

                     TABLE II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
                             (e.g. puts, calls, warrants, options, convertible securities)
-----------------------------------------------------------------------------------------------------------------------------------

     1.        2.       3.         4.         5.             6.                 7.           8.         9.         10.       11.
----------  --------  --------  --------  ----------    ------------      --------------   ------  ----------  --------- ----------
                                                                           Title and                           Ownership
                                          Number of     Date Exer-         Amount of                           Form of
                                          Derivative    cisable and        Underlying              Number of   Deriv-
                                          Securities    Expiration         Securities      Price   Derivative  ative
            Conver-                       Acquired (A)  Date (Month/       (Instr. 3       of      Securities  Security:
            sion or   Trans-              or Disposed    Day/Year)          and 4)         Deriv-  Benefi-     Direct
            Exercise  action    Trans-    of (D)        --------------    --------------   ative   cially      (D) or    Nature of
Title of    Price of  Date      action    (Instr. 3,    Date                      Amount   Secur-  Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/   Code       4 and 5)     Exer-    Expir-           or Num-  ity     End of      (I)       Beneficial
Security    ative      Day/     (Instr.   ----------    cis-     ation            ber of   (Instr. Year        (Instr.   Ownership
(Instr. 3)  Security   Year)     8)       (A)   (D)     able     Date     Title   Shares    5)     (Instr. 4)   4)       (Instr. 4)
----------  --------  --------  -------   ----  ----    -------  -----    -----   ------   ------  ----------  --------  ----------
-----------------------------------------------------------------------------------------------------------------------------------
                                                                          Common
                                                                          Stock,
                                                                          par
                                                                          value
                                                                          $.001
Stock                                                                     per
Options      $4.875    7/9/97   J(1)       A            7/9/97   7/8/07   share   10,000     N/A      10,000     D
-----------------------------------------------------------------------------------------------------------------------------------

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

Explanation of Responses:

1) Granted pursuant to the Company's 1995 Stock Option Plan.


                       /s/ Thomas F. Chaffin                     2/17/98
              ----------------------------------------     --------------------
                         Thomas F. Chaffin                         Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



Note: File three copies of this Form, one of which must be manually signed.

      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                                                                SEC 2270 (7-96)